Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mountain Bank Holding Company

Enumclaw, WA 98022

We consent to the use in this Registration Statement on Form S-4 of Columbia Banking System, Inc. of our report dated February 27, 2006 relating to our audit of the consolidated balance sheet of Mountain Bank Holding Company as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

Seattle, Washington

April 30, 2007